Exhibit 10.23

AMENDED AND RESTATED PURCHASE OPTION AGREEMENT

THIS AMENDED AND RESTATED PURCHASE OPTION AGREEMENT (this “Agreement”), is made as of November 20, 2020, by and between Purecycle Technologies LLC, a Delaware limited liability company (the “Purecycle”), Roth CH Acquisition I Co. Parent Corp. (and after the SPAC Merger Closing (as defined below), PureCycle Technologies, Inc.), a Delaware corporation (the “Company”) and AptarGroup, Inc., a Delaware corporation (“Purchaser”). Reference is made to that certain Agreement and Plan of Merger, dated as of November 16, 2020, by and among Purecycle, the Company and certain other parties thereto (the “Merger Agreement”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

PRELIMINARY STATEMENTS

A.            Purecycle and Purchaser previously entered into that certain Class B-1 Preferred Unit Purchase Agreement, dated as of August 30, 2019 (the “Original Purchase Agreement”), pursuant to which Purecycle agreed to sell or issue to Purchaser Class B-1 Preferred Units of Purecycle (“Units”) in accordance with the terms set forth there.

B.            Pursuant to the terms of the Original Purchase Agreement, Purchaser exercised its option to purchase additional Units in connection with the Testing Milestone (as defined in the Original Purchase Agreement), and on the date hereof, Purchaser holds the option to purchase additional Units following the satisfaction or completion (or Purchaser’s waiver) of the FDA Milestone (as defined in the Original Purchase Agreement) and the Additional Investment Option (as defined in the Original Purchase Agreement).

C.            Pursuant to the terms of the Original Purchase Agreement, Purecycle agreed to issue additional Units at each FTE Closing (as defined in the Original Purchase Agreement). Purecycle issued 8,864 Units to Purchaser at the first FTE Closing, and, subject to the terms and conditions of the Original Purchase Agreement, Purecycle must issue additional Units to Purchaser upon the completion of the FTE Service Requirements (as defined in the Original Purchase Agreement) for the one-year periods ending August 30, 2021 and August 30, 2022.

D.            On the date hereof, Purecycle, the Company, Roth CH Acquisition I Co., a Delaware corporation (“Parent”), and certain other parties thereto are entering into the Merger Agreement, pursuant to which, among other things, through a series of statutory mergers involving Purecycle, Parent and certain affiliates thereof, Purecycle will become a wholly-owned indirect subsidiary of the Company, and the holders of Units will receive a number of shares of common stock of the Company, par value of $0.001 (“Holdings Common Shares”), determined in accordance with the terms of the Merger Agreement (such matters and actions described in the Merger Agreement collectively, the “Transactions”).

E.            Purecycle and Purchaser desire to amend and restate the Original Purchase Agreement with this Agreement, effective as of the date of the SPAC Merger Closing (the “Effective Date”), conditioned upon the consummation of the Transactions, such that, among other things, in lieu of any issuances by Purecycle to Purchaser of additional Units pursuant to the Original Purchase Agreement, after the Effective Date, the Company would issue to Purchaser an equivalent number of Holdings Common Shares, subject to the terms and conditions set forth herein.

The parties hereby agree as follows:

1.            Issuance of Holdings Common Shares.

1.1          Issuance of Holdings Common Shares.

(a)            Purchaser shall have the option to purchase additional Holdings Common Shares from the Company in exchange for payment to be made by Purchaser of One Million Dollars ($1,000,000.00) (the “Milestone Tranche”), at the Milestone Closing (as defined below). The Milestone Closing shall be subject to the satisfaction or completion (or Purchaser’s waiver) of the FDA Letter Milestone (as defined below) and the conditions set forth in Section 4.1. Purchaser may exercise such option, in its sole discretion, by delivery of written notice to the Company (the “Exercise Notice”) no more than twenty (20) days after satisfaction of the FDA Milestone, to call for the Milestone Closing, at which the Purchaser shall purchase and pay to the Company, the Milestone Tranche, and the Company shall sell and issue to Purchaser, 235,796 Holdings Common Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Holdings Common Shares), subject to the terms and conditions set forth herein.

(b)            The FTE Closings (as defined below) shall be subject to the completion of an FTE Service Requirement (as defined below) set forth in Section 2.7 of that certain Strategic Supply Agreement executed by and between Purecycle and Purchaser, dated as of August 30, 2019 (as amended from time to time, the “Strategic Supply Agreement”), and of the terms and conditions thereof. Within five (5) days after completion of each year of an FTE Service Requirement, as reasonably determined by the Company, the Company shall issue to Purchaser, that number of additional Holdings Common Shares equal to the quotient of Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($333,333.33) divided by the Current Fair Market Value.

(c)            In the event that either (i) prior to the Effective Date, Purchaser invests the Milestone Tranche (as defined in the Original Purchase Agreement) in connection with FDA Milestone (as defined in the Original Purchase Agreement) pursuant to the terms of the Original Purchase Agreement or (ii) on or following the Effective Date, Purchaser invests the Milestone Tranche pursuant to Section 1.1(a), then Purchaser shall have an additional option (the “Additional Investment Option”), in its sole discretion, to purchase additional Holdings Common Share from the Company in exchange for one payment to be made by Purchaser in the amount of Five Million Dollars ($5,000,000.00) (the “Additional Investment Amount”). Exercise of the Additional Investment Option must be made within sixty (60) days from the date of (A) the last Milestone Closing (as defined in the Original Purchase Agreement) under the Original Purchase Agreement or (B) the Milestone Closing under Section 1.1(a) (as applicable), by Purchaser’s delivery to the Company of written notice of Purchaser’s exercise of the Additional Investment Option (the “Additional Investment Notice”). At the closing of the Additional Investment Option (the “Additional Investment Closing”), which must occur no later than fifteen (15) trading days from the date of Purchaser’s delivery to the Company of the Additional Investment Notice, Purchaser shall purchase and pay to the Company the Additional Investment Amount, and the Company shall sell and issue to Purchaser, that number of additional Holdings Common Share equal to the quotient determined by dividing the Additional Investment Amount by the Current Fair Market Value, subject to the terms and conditions set forth herein.

1.2          Closing; Delivery. Each Closing shall take place remotely via the exchange of documents and signatures, at 1:00 p.m. Pacific time on the applicable closing date, or at such other time and place as the Company and Purchaser mutually agree upon, orally or in writing. The Milestone Closing (if applicable) shall occur no later than fifteen (15) trading days from the date Purchaser delivers to the Company an Exercise Notice. In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified, including the Milestone Closing, the FTE Closings and the Additional Investment Closing, as applicable.

1.3          Delivery. The parties acknowledge and agree that the Holdings Common Shares are uncertificated. Promptly following each Closing, the Company shall cause its transfer agent to update the applicable records of the Company to reflect the issuance of the Holdings Common Share being issued to Purchaser at each Closing. Further, prior to or at each Closing, the parties shall deliver to each other those items set forth in Section 4 and Section 5.

1.4          Defined Terms Used in this Agreement. In addition to the terms defined above or elsewhere in this Agreement, unless expressly noted otherwise, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)            “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)            “Business” means (i) the research, development, manufacture, marketing, distribution, sale, and other exploitation of ultra-pure recycled polypropylene and (ii) the Company’s business as now conducted and as presently proposed to be conducted.

(c)            “Code” means the Internal Revenue Code of 1986, as amended.

(d)            “Company Intellectual Property” means all Technology and Intellectual Property Rights necessary for the conduct of the Business by the Company as now conducted and as presently proposed to be conducted.

(e)            “Current Fair Market Value” means, with respect to a Holdings Common Share, (i) if Holdings Common Shares are listed and traded on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (each, a “Trading Market”), the volume weighted average of the closing price of one Holding Common Share on such Trading Market for the 10 trading days ending on the third trading day immediately prior to the applicable Closing; (ii) if the Holdings Common Shares are not listed on a Trading Market, but are traded in the over-the-counter market, the volume weighted average of the bid price on such Trading Market for the 20 trading days ending on the third trading day immediately prior to the applicable Closing; or (iii) if there is no active public market for the Holdings Common Shares, the value determined in good faith by the Company’s board of directors.

(f)            “FDA” means the United States Food and Drug Administration.

(g)            “FDA Letter Milestone” means the Company’s delivery to Purchaser of a written notification and supporting evidence, including written confirmation from Wiley Rein LLP, the Company’s regulatory legal counsel, that the Company (a) has successfully completed all testing the Company reasonably believes, in consultation with Wiley Rein LLP, is required to obtain a “letter of no objection” from the FDA that UPRP is intended for use at levels of up to one hundred percent (100%) recycled content in manufacturing polypropylene articles for contact with all food types under Table 2 - Conditions of Use, A-H of the “Food Types & Conditions of Use for Food Contact Substances” tables promulgated by the FDA and (b) has submitted a request to the FDA for such letter of no objection, along with all data and other materials Purecycle reasonably believes, in consultation with Wiley Rein LLP, is required to obtain such letter.

(h)            “FTE Closing” means a Closing which shall occur upon the satisfaction of an FTE Service Requirement in accordance with the terms and conditions of Section 1.1(b).

(i)            “FTE Service Requirement” means the services of Purchaser’s employees equal to one full-time equivalent employee, who collectively shall render support services to the Company and its subsidiaries over each of three (3) consecutive one-year periods (the first of which began on August 30, 2019) in accordance with the terms and conditions set forth in the Strategic Supply Agreement, to the Company’s reasonable satisfaction.

(j)            “Governmental Authority” means any United States federal, state, or local or any foreign government, governmental, regulatory, or administrative authority, agency, or commission, or any court, tribunal, or judicial or arbitral body.

(k)            “Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) patents, patent applications (including provisional patent applications) and statutory invention registrations, including reissues, divisionals, continuations, industrial design registrations and applications, continuations in part, renewals, extensions and reexaminations thereof, all patents which may issue on such applications, and all rights therein provided by international treaties or conventions; (ii) trademarks, service marks, trade names, trade dress, brand names, product names, logos, designs, slogans, proprietary designations, and all goodwill associated with the foregoing, any and all common law rights therein, all registrations and applications for registration of any of the foregoing, all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing; (iii) all rights associated with works of authorship, including copyrightable works, copyrights (including for software), moral rights, mask works, and database rights, whether or not registered, and registrations and applications for registration of any of the foregoing, and all rights therein provided by international treaties or conventions; (iv) rights associated with Technology, including any rights arising as a “trade secret” under applicable Law; (v) domain names, internet addresses, URLs, social media accounts, and any applicable registrations pertaining to any of the foregoing; and (vi) all other intellectual property rights, industrial property rights, and related proprietary rights, interests, and projections of every kind and nature, however designated or arising.

(l)            “Investor Rights Agreement” means that certain Investor Rights Agreement, to be dated as of the date of the SPAC Merger Closing, by and among the Company, Purchaser and certain other equityholders of the Company.

(m)            “Key Employee” means the following officers of the Company: Michael Otworth; Chris Talarek; David Brenner; Jason Vititoe; Michael Dee; and Gene Guerra.

(n)            “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the following individuals: Michael Dee; Michael Otworth; Chris Talarek; Jason Vititoe; Scott Brown; and David Brenner.

(o)            “Law” means any law, statute, code, ordinance, regulation, or rule of any Governmental Authority.

(p)            “Material Adverse Effect” means a material adverse effect on the Business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company and its subsidiaries (taken as a whole); provided, however, that none of the following shall constitute, or shall be considered in determining whether a such a material adverse effect has occurred: (i) the announcement or execution of this Agreement; (ii) changes in financial markets as a whole; (iii) changes in general economic conditions that affect the industries in which the Company (and its subsidiaries) conduct business, including related to the supply and price of goods used by the Company and its subsidiaries (taken as a whole) to conduct its Business; or (iv) any change in applicable Law, rule or regulation, or GAAP or interpretation thereof.

(q)            “Milestone Closing” means the optional Closing which shall occur if exercised by the Purchaser in accordance with the terms and conditions of Section 1.1(a).

(r)            “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(s)            “P&G” means The Procter & Gamble Company.

(t)            “P&G License” means the Patent License Agreement between the Company (formerly known as Advanced Resin Technologies LLC) and P&G dated October 16, 2015.

(u)            “Phase 2 Supply” means the five hundred (500) pounds of UPRP to be delivered by the Company to the Purchaser as soon as August 31, 2019 and no later than October 31, 2019, in accordance with the Strategic Supply Agreement.

(v)            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w)            “Side Letter” means the agreement between the Company and Purchaser, dated as of August 30, 2019.

(x)            “Service Providers” means any current or former employee, officer, director, advisor, consultant, or independent contractor of the Company or its subsidiaries.

(y)            “SPAC Merger Closing” has the meaning ascribed to the term “Closing” as such term is defined in the Merger Agreement.

(z)            “Technical Employee” means each of the individuals who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property who, for clarity, are: John Layman; George Scholtsky; Fred Fiscus; Ryan Risch; and Hans Schonemann.

(aa)          “Technology” means all of the following, in written, electronic, oral, graphic, or other tangible or intangible form, whether or not patentable, registrable, or capable of a precise separate description: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, know-how, ideas, models, concepts, practices, knowledge, creations, inventions and invention disclosures (whether or not reduced to practice), (ii) specifications, designs, models, flow-charts, architectures, devices, prototypes, schematics, manuals, quality control procedures, and tooling, (iii) regulatory filings, submissions, approvals, supporting information therefor, and correspondence with regulatory authorities, (iv) software, content, mask works, register-transfer level and gate-level descriptions, netlists, documentation, scripts, verification components, test components, test suites, and works of authorship, (v) analytical and quality control data, manufacturing data, databases, and data collections, and (vi) any other information, data, or materials related to the research, discovery, development, marketing, pricing, distribution, cost, sale, or manufacturing of products or services or the operation of a particular business.

(bb)          “Transaction Agreements” means this Agreement, the Original Purchase Agreement, the Investors Rights Agreement, and the Side Letter.

2.            Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit A to this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the applicable Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and Sections contained in this Section 2. For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

2.1            Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its Business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2          Capitalization.

(a)            Except as set forth in Section 2.2(a) of the Disclosure Schedule, the Company’s capitalization is as set forth in its most recent registration statement prospectus or proxy statement (the “Recent Prospectus”).

(b)            Except as set forth on Section 2.2(b) of the Disclosure Schedule or the Recent Prospectus, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any Holdings Common Shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding Holdings Common Shares or any securities convertible into or exchangeable for any Holdings Common Shares, (iii) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of the Company may vote, are issued or outstanding, (iv) preemptive or similar rights to purchase or otherwise acquire Holdings Common Shares pursuant to any provision of Law, the Company’s certificate of incorporation or other governing document or any Contract to which the Company is a party, or (v) any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement with respect to the sale or voting of the Holdings Common Shares.

(c)            Except as described on Section 2.2(c) of the Disclosure Schedule or the Recent Prospectus, no employee or other Person has a Contract or Benefit Arrangement that contemplates a grant of, or right to purchase or receive: (i) options, restricted stock awards or other equity awards with respect to the equity of the Company or (ii) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement.

(d)            All Holdings Common Shares and other securities issued by the Company have been issued in transactions in accordance with all applicable Laws governing the issuance, sale and purchase of securities.

2.3          Subsidiaries. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. Each subsidiary listed on Section 2.3 of the Disclosure Schedule is wholly owned by the Company.

2.4          Authorization. All action required to be taken by the board of directors (or other similar governing body) and the shareholders or members (as applicable) of the Company and Purecycle in order to authorize the Company and Purecycle, respectively, to enter into the Transaction Agreements, and to issue the Holdings Common Share at each Closing has been taken. All action on the part of the officers of the Company and Purecycle (as applicable) necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company and Purecycle under the Transaction Agreements to be performed as of each Closing, and the issuance and delivery of the Holdings Common Share has been taken. The Transaction Agreements, when executed and delivered by the Company and Purecycle (as applicable), shall constitute valid and legally binding obligations of the Company and Purecycle (as applicable), enforceable against the Company or Purecycle (as applicable) in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable federal or state securities Laws.

2.5         Valid Issuance; Public Listing. The Holdings Common Share, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities Laws and, as to any Purchaser, liens or encumbrances created by or imposed by Purchaser. Assuming the accuracy of the representations of Purchaser in Section 3 of this Agreement, the Holdings Common Share will be issued in compliance with all applicable federal and state securities Laws. The Holdings Common Shares are listed on The Nasdaq Capital Stock Market, LLC (“Nasdaq”), with trading ticker PCT. There is no proceeding pending or, to the Knowledge of the Company, threatened against the Company by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of Holdings Common Shares on Nasdaq.

2.6         Governmental Consents and Filings. Assuming the accuracy of the representations made by Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except filings pursuant to Regulation D of the Securities Act, and applicable state securities Laws, which have been made or will be made in a timely manner.

2.7         Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending, or to the Company’s knowledge, currently threatened (i) against the Company or any officer, or director of the Company, (ii) against any Key Employee arising out of their employment or board relationship with the Company, (iii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iv) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s Business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8          Intellectual Property.

(a)            The Company: (i) exclusively owns all right, title and interest in all Company Intellectual Property owned or purported to be owned by the Company; (ii) has a valid right to use all Company Intellectual Property licensed or purported to be licensed to the Company by any Person (“Licensed IP”); and (iii) with respect to all other Company Intellectual Property, can acquire on commercially reasonable terms sufficient legal rights to such Company Intellectual Property without, to the Company’s Knowledge, any conflict with, or infringement, misappropriation, or other violation of, the Intellectual Property Rights or other rights of any Person, including (1) any Service Provider or (2) any Governmental Authority, university, college, other educational institution, or research center with which any Service Provider may be affiliated now or may have been affiliated in the past. Neither the Company nor any of its affiliates has taken any action that would impair or otherwise adversely affect the Company’s use of or right to use the Company Intellectual Property. To the Company’s Knowledge, the practice of the Company Intellectual Property and the conduct of the Business by the Company (including the marketing, manufacture, sale, and distribution of products and services marketed or sold, or proposed to be marketed or sold, by the Company) do not violate and will not violate any license to, and do not infringe, misappropriate, or violate, and will not infringe, misappropriate, or violate, any Intellectual Property Rights of any other Person. The Company has not received any communications alleging that the Company, the Company Intellectual Property, or the conduct of the Business has violated, or would violate or otherwise conflict with, any Intellectual Property Rights or other proprietary rights or Technology of any other Person.

(b)            Other than with respect to commercially available software products licensed to the Company under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances, or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the Intellectual Property Rights, Technology, licenses, information, or other proprietary rights of any other Person, except as set forth in Section 2.8(b) of the Disclosure Schedule. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees for their use in connection with the Business.

(c)            To the Company’s Knowledge, it will not be necessary to use any Technology or Intellectual Property Rights developed by any Service Provider prior to his, her, or its employment by the Company, or of any Governmental Authority, university, college, other educational institution, or research center with which any such Service Provider may be affiliated now or may have been affiliated with in the past. Each Service Provider has signed a written agreement with the Company to irrevocably assign and transfer to the Company all right, title, and interest in all Technology and Intellectual Property Rights that such Service Provider solely or jointly conceived, reduced to practice, developed, or made during the period of his, her, or its employment with or engagement by the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property Right or Technology, to the Business, (ii) were developed on any amount of the Company’s or any of its Affiliate’s time or with the use of any of the Company’s or any of its Affiliates’ equipment, supplies, facilities, or information, or (iii) resulted from the performance of services for the Company or any of its Affiliates (a “Service Provider Agreement”). To the Company’s Knowledge, no Service Provider is in violation of any Service Provider Agreement. No Service Provider has asserted nor, to the Company’s Knowledge, has any right, title, interest, or other claim in, nor has the right to receive any royalties or other consideration with respect to, any Company Intellectual Property.

(d)            Section 2.8(d) of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company as of the date of the applicable Closing.

(e)            The Company has not embedded, used, or distributed any open source, copyleft, or community source code (including but not limited to, any libraries or code, software, technologies, or other materials that are licensed or distributed under any version of the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Server Side Public License, Mozilla Public License, BSD license, Microsoft Shared Source License, Common Public License, Netscape Public License, Artistic License, Sun Community Source License, Sun Industry Standards License, Apache License, or any license listed, or other distribution model described by the Open Source Initiative, at www.opensource.org, collectively “Open Source Software”) in connection with any of the Company’s products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in the Company Intellectual Property or in any manner that requires, or purports to require, (i) any Company Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (iii) the creation of any obligation on the Company with respect to Company Intellectual Property owned or purported to be owned by the Company or the grant to any Person of any rights or immunities under any Company Intellectual Property owned or purported to be owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company Intellectual Property.

(f)            No funding, facilities, or personnel of a Governmental Authority, university, college, other educational institution, or research center, or funding from any Person other than the Company or its Affiliates was used in the development of any Company Intellectual Property. No Service Provider or other Person who was involved in or contributed to the creation or development of any Company Intellectual Property has performed services for any Governmental Authority, university, college, other educational institution, or research center in a manner that would grant any ownership interest or rights in the Company Intellectual Property to any Governmental Authority, university, college, other educational institution, or research center.

(g)            To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and to the Knowledge of the Company, no Person is currently infringing, misappropriating, or otherwise violating any Company Intellectual Property.

(h)            All Licensed IP is subject to a legal, valid, and binding agreement between the Company and the applicable licensor and is, in each case, in full force and effect. There is no material default or breach by the Company, or, to the Company’s Knowledge, by any other party to any such agreement in the timely performance of any obligation to be performed or paid under any material provision thereof. To the Company’s Knowledge, the Company has met, and agrees that it shall meet, all of its obligations under the P&G License required to maintain the full scope of the licenses granted to the Company therein.

(i)            No source code for any Company Intellectual Property has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Intellectual Property to any escrow agent or other Person. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee of the Company.

(j)            The Company has taken all commercially reasonable actions, consistent with current industry standards, to ensure the confidentiality and protection of all Technology included in the Company Intellectual Property and no such Technology has been authorized to be disclosed or has actually been disclosed by the Company to any Person, other than pursuant to a valid and enforceable written agreement restricting the disclosure and use thereof. To the Company’s Knowledge, there has been no unauthorized disclosure or use of any Company Intellectual Property.

2.9            Compliance with Other Instruments. (a) The Company is not in violation or default (i) of any provision of its certificate of incorporation, certificate of formation or other governing document, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, license, contract, or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, other than as set forth in Section 2.9 of the Disclosure Schedule, or (v) of any provision of Law applicable to the Company, the violation of which would have a Material Adverse Effect. (b) The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in (i) any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either (1) a default under any such provision, instrument, judgment, order, writ, decree, license, contract or agreement, including under the P&G License or (2) an event which results in the creation of any lien, charge or encumbrance upon any Company Intellectual Property or any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company; (ii) the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person; (iii) the grant, assignment, or transfer to any other Person of any license, covenant not to assert, or other right or interest under, to, or in any Company Intellectual Property, except as provided in the Strategic Supply Agreement; (iv) the payment of any royalties or other license fees to any Person with respect to any Company Intellectual Property in excess of those payable by the Company in the absence of this Agreement; or (v) a right of a party to any agreement between the Company and any other Person to obtain access to different or additional Company Intellectual Property, whether directly or indirectly, except as provided in the Strategic Supply Agreement.

2.10       Agreements; Actions.

(a)            Except for the Transaction Agreements and as set forth in Section 2.10(a) to the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company or any of its Affiliates is a party or by which any of them are bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its Affiliates in excess of $500,000, (ii) the license of any Technology, Intellectual Property Rights, or other proprietary rights to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell the Company’s products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements, misappropriations, or other violations of Intellectual Property Rights or other proprietary rights.

(b)            Except as set forth in Section 2.10(b) to the Disclosure Schedule, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its equity securities, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $500,000 or in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c)            For the purposes of (a) and (b) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such Section.

(d)            The Company is not a guarantor or indemnitor of any indebtedness of any other Person, except as set forth in Section 2.10(d) of the Disclosure Schedule.

2.11       Certain Transactions.

(a)            Other than as described in Section 2.11(a) of the Disclosure Schedule and (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the board of directors of the Company, and (iii) the purchase equity securities from the Company and the issuance of options to purchase the Company’s equity securities, in each instance, approved in the written minutes of the board of directors of the Company (previously provided to Purchaser or its counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)            Other than as described in Section 2.11(b) of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or equityholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

2.12      Rights of Registration and Voting Rights. Except as may be provided in the Investor Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Investor Rights Agreements, no stockholder of the Company has entered into any agreements with respect to the voting of equity securities of the Company, except as set forth in Section 2.12 of the Disclosure Schedule.

2.13       Property. Other than as described in Section 2.13 of the Disclosure Schedule, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.14       Financial Statements. The Company’s periodic reports filed with the SEC or the Form S-4 filed in connection with the Merger Agreement (as applicable) (the “SEC Filings”) contain (a) the annual audited consolidated balance sheets of the Company, and the related statements of operations, changes in equityholders’ equity and cash flows, as of and for the most recent two fiscal years available in the SEC Filings, including the notes thereto and (b) the unaudited consolidated balance sheet of the Company, and the related statements of operations, changes in equityholders’ equity and cash flows, as of and for the period beginning on the first day of the current calendar year and ending on the last day of the most recent fiscal quarter available in the SEC Filings (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the balance sheet contained in the most recent SEC Filing (the “Statement Date”); (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.15      Changes. Since the Statement Date, except as set forth in Section 2.15 of the Disclosure Schedule and as a result of the Transactions, there has not been:

(a)            any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)            any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)            any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)            any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)            any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)            any resignation or termination of employment of any officer or Key Employee of the Company;

(h)            any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)            any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)            any declaration, setting aside or payment or other distribution in respect of any of the Company’s equity securities, or any direct or indirect redemption, purchase, or other acquisition of any of such equity securities by the Company;

(k)            any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)            receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)            to the Company’s knowledge, any other event or condition of any character that would reasonably be expected to result in a Material Adverse Effect; or

(n)            any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16       Employee Matters.

(a)            To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would, to the Company’s knowledge, materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s Business. Other than as described in Section 2.16(a) of the Disclosure Schedule, neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s Business by the employees of the Company, nor the conduct of the Company’s Business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)            Other than as described in Section 2.16(b) of the Disclosure Schedule, the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date of the applicable Closing or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)            To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.16(c) of the Disclosure Schedule or as required by Law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16(c) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)            The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the unit amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(e)            No Key Employee or Technical Employee has been terminated or resigned.

(f)            Section 2.16(f) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA and has complied in all material respects with all applicable Laws for any such employee benefit plan.

(g)            The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

2.17       Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, other than those for which an extension has been filed. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18       Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19       Employee Agreements. Each current and former Service Provider has executed a Service Provider Agreement with the Company or one of its Affiliates substantially in the form or forms delivered to the counsel for Purchaser. No current or former Key Employee or Technical Employee has excluded any Technology or Intellectual Property Rights from his or her assignment of Technology and Intellectual Property Rights pursuant to such Key Employee’s or Technical Employee’s Service Provider Agreement. Each current and former Key Employee and Technical Employee has executed a non- competition (if in a state where non-competition agreements are enforceable) and non-solicitation agreement substantially in the form or forms delivered to counsel for Purchaser. To the Company’s knowledge, none of its Key Employees or Technical Employees is in violation of any agreement covered by this Section 2.19.

2.20       Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its Business, the lack of which would reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21       Constitutional Documents. The constitutional documents of the Company are in the forms contained in the SEC Filings. The copy of the minute books of the Company provided to Purchaser contains minutes of all meetings of board of directors or stockholders and all actions by written consent without a meeting by the board of directors or stockholders since the date of formation and accurately reflects in all material respects all actions by the board of directors (or any committee thereof) or stockholders with respect to all transactions approved thereby.

2.22       Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.23       Environmental and Safety Laws. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments. For purposes of this Section 2.23, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.24       Disclosure. The Company has made available to Purchaser all the information reasonably available to the Company that Purchaser has requested for deciding whether to acquire the Holdings Common Shares. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at a Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

2.25       Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its subsidiaries nor any of their respective directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law, and to ensure that all books and records of the Company and its subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law (collectively, “Enforcement Action”).

2.26       Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been, to the Company’s knowledge, in compliance with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

2.27       Export Control Laws. The Company has conducted all export transactions in accordance with applicable provisions of United States export control Laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control Laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) the Company has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (b) the Company is in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to the Company’s exports; and (e) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.

2.28       Product Development and FDA Regulation. All descriptions of, protocols for, and data and other results of, the studies, evaluation batches, demonstration materials, processing procedures, and pilot projects provided by the Company to the Purchaser and submitted to the FDA shall be materially accurate and complete upon submission. The Company is not aware of any studies which reasonably call into question the results of the studies, evaluation batches, demonstration materials, processing procedures, pilot projects of the Company, or the safety of the materials produced by the Company for use as food contact materials. The Company is and has been in compliance with all applicable Laws and guidance administered or issued by the FDA or any similar Governmental Authority, including, but not limited to, the Federal Food, Drug, and Cosmetic Act and all other applicable Laws.

2.29       CFIUS. The Company has conducted an assessment and determined that the Company does not (a) produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure”; or (c) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, is not a "TID U.S. business" within the meaning of 31 C.F.R. § 800.248.

3.           REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1          Authorization. Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable federal or state securities Laws.

3.2          Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Holdings Common Shares to be acquired by the Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Holdings Common Shares. The Purchaser has not been formed for the specific purpose of acquiring the Holdings Common Shares.

3.3         Disclosure of Information. Purchaser has had an opportunity to discuss the Company’s Business, management, financial affairs and the terms and conditions of the offering of the Holdings Common Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of Purchaser to rely thereon.

3.4         Restricted Securities. Purchaser understands that the Holdings Common Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. Purchaser understands that the Holdings Common Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Purchaser must hold the Holdings Common Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Holdings Common Shares, or any other securities that may be held by Purchaser, for resale except as set forth in (a) the Investor Rights Agreement to be entered into concurrently with the Closing (as defined in the Merger Agreement), by and among the Company and certain equityholders of the Company, (b) the Registration Rights Agreement to be entered into substantially concurrently with the Closing (as defined in the Merger Agreement) by and among the Company, Parent and certain subscribers for equity of Parent and (c) the Registration Rights Agreement, entered into as of November 15, 2020, by and among Purecycle and certain holders of the Convertible Notes. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Holdings Common Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5         Legends. The Purchaser understands that the Holdings Common Shares and any securities issued in respect of or exchange for the Holdings Common Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)            Any legend set forth in, or required by, the other Transaction Agreements.

(b)            Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Holdings Common Shares represented by the certificate, instrument, or book entry so legended.

3.6          Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.7         Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with any invitation to subscribe for the Holdings Common Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Holdings Common Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Holdings Common Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Holdings Common Shares will not violate any applicable securities or other Laws of the Purchaser’s jurisdiction.

3.8         No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Holdings Common Shares.

3.9         Exculpation. Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

3.10       Residence. Purchaser is a corporation, incorporated under the Laws of the State of Delaware and its principal place of business is identified in the address or addresses of Purchaser set forth on Purchaser’s signature page to this Agreement.

4.           CONDITIONS TO PURCHASER’S OBLIGATIONS AT CLOSINGS.

4.1          Closings. The obligations of Purchaser to purchase Holdings Common Shares at each Closing are subject to the fulfillment, on or before each such Closing, of each of the following conditions and deliverables, unless otherwise waived:

(a)            Compliance Certificate. An executive officer of the Company shall deliver to Purchaser at such additional Closing a certificate certifying that the representations and warranties of the Company contained in Section 2 are true and correct in all respects as of the date of such additional Closing, subject to any updates to the Disclosure Schedule delivered at each additional Closing (but which shall not affect the representations and warranties given, or disclosure schedules delivered, in previous Closings).

(b)            Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing and shall have delivered the Transaction Agreements as of the date hereof, and remained in compliance with the Transaction Agreements as of each Closing.

(c)            Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Holdings Common Shares pursuant to this Agreement shall be obtained and effective as of each Closing.

(d)            Proceedings and Documents. All proceedings in connection with the transactions contemplated at any Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5.            CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSINGS. The obligations of the Company to sell Holdings Common Shares to Purchaser at each Closing are subject to the fulfillment, on or before each such Closing, of each of the following conditions and deliverables, unless otherwise waived:

5.1         Representations and Warranties. The representations and warranties of Purchaser contained in Section 3 shall be true and correct in all respects as of the date of such Closing.

5.2         Performance. Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing and shall have delivered the Transaction Agreements as of the date hereof, and remained in compliance with the Transaction Agreements as of each additional Closing.

5.3          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Holdings Common Shares pursuant to this Agreement shall be obtained and effective as of each Closing.

6.            MISCELLANEOUS.

6.1         Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the applicable Closing at which made, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Purchaser or the Company.

6.2         Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3          Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.4          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page to this Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Jones Day, Attn: Patrick Baldwin (Email: pbaldwin@jonesday.com).

6.7         No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8         Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.9         Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and Purchaser. Any amendment or waiver effected in accordance with this Section 6.9 shall be binding upon Purchaser and each transferee of the Holdings Common Shares, each future holder of all such securities, and the Company.

6.10        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12       Entire Agreement. This Agreement (including the Exhibits hereto), the Original Purchase Agreement, and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled; provided that prior to the Effective Date, the Original Purchase Agreement will remain effective.

6.13       Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

6.14       Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.15      WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.16      No Commitment for Additional Financing. The Company acknowledges and agrees that Purchaser has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Holdings Common Shares at each Closing as set forth herein and subject to the conditions set forth herein.

6.17       Treatment of Original Purchase Agreement.

(a)            Purchaser hereby warrants, as of the date hereof, that it has not assigned, in whole or in part, the Original Purchase Agreement or any of its rights or obligations thereunder. Without limiting any restrictions on assignment contained in the Original Purchase Agreement or this Agreement, Purchaser will not, from and after the date hereof, (i) assign, in whole or in part, the Original Purchase Agreement or any of its rights or obligations thereunder, to any person or entity unless Purchaser assigns simultaneously therewith this Agreement and its rights and obligations hereunder (or, if Purchaser transfers a portion of the Original Purchase Agreement or its rights or obligations thereunder, the corresponding portion of this Agreement and its rights or obligations hereunder) in accordance with the terms hereof or (ii) assign this Agreement in whole or in part to any person or entity unless Purchaser transfers simultaneously therewith the Original Purchase Agreement (or, if Purchaser assigns a portion of this Agreement or its rights or obligations hereunder, a proportionate portion of the Original Purchase Agreement and its rights and obligations thereunder) in accordance with the terms hereof. Neither the execution and delivery of this Agreement or any other Transaction Agreement will affect the terms and conditions of, or the rights and obligations of Purchaser and Purecycle under, the Original Purchase Agreement, except (i) as set forth in the immediately preceding sentence and (ii) as set forth in Section 6.17(b).

(b)            Notwithstanding the terms of the Original Purchase Agreement:

(i)            if Purecycle provides written notice to Purchaser that it reasonably expects the SPAC Merger Closing to occur within ten (10) days after Purchaser’s timely delivery to Purecycle of an Exercise Notice (as defined in the Original Purchase Agreement) pursuant to Section 1.1(b) of the Original Purchase Agreement, then such Exercise Notice (as defined in the Original Purchase Agreement) will, automatically and without any further action required by any party, be deemed to be an Exercise Notice delivered by Purchaser to the Company on the date of the SPAC Merger Closing pursuant to Section 1.1(a) (with such deemed delivery considered to be timely notwithstanding the timing requirements set forth in Section 1.1(a));

(ii)            if Purecycle provides written notice to Purchaser that it reasonably expects the SPAC Merger Closing to occur within ten (10) days after Purchaser’s timely delivery to Purecycle of the Additional Investment Notice (as defined in the Original Purchase Agreement) pursuant to Section 1.1(d) of the Original Purchase Agreement, then such Additional Investment Notice (as defined in the Original Purchase Agreement) will, automatically and without any further action required by any party, be deemed to be an Additional Investment Notice delivered by Purchaser to the Company on the date of the SPAC Merger Closing pursuant to Section 1.1(c) (with such deemed delivery considered to be timely notwithstanding the timing requirements set forth in Section 1.1(c)); provided that the Current Fair Market Value shall be $10.00 per Holdings Common Share; and

(iii)            the determination of Current Fair Market Value (as defined in the Original Purchase Agreement) of the Units purchased in connection with the Additional Investment Option (as defined in the Original Purchase Agreement) will be based on an aggregate equity valuation of the Company of $835,000,000.

6.18       Company Joinder. At or immediately prior to the SPAC Merger Closing, Purecycle shall cause the Company to execute a counterpart signature page to this Agreement, and, upon execution of such counterpart signature page, the Company shall become a party to this Agreement with the same force and effect as if originally named as a party herein.

7.            EFFECTIVE DATE; TERMINATION

7.1          Effective Date. The parties agree that this Agreement will only be effective as of the Effective Date and only upon the consummation of the SPAC Merger Closing, except with respect to this Section 7 and Section 6 (including Section 6.17), which shall be effective as of the date hereof. For the avoidance of doubt, from and after the Effective Date, the Original Agreement in its entirety shall be amended, restated and superseded by this Agreement.

7.2         Termination Prior to Effective Date. Prior to the Effective Date, this Agreement will automatically terminate without any additional action by any party hereto or any third-party and be of no further force or effect, and none of Purchaser, Purecycle or the Company will have any rights or obligations hereunder, as of the earliest to occur of (i) unless the parties otherwise agree in writing at the time of such termination, the termination of the Original Purchase Agreement in accordance with its terms and (ii) the termination of the Merger Agreement in accordance with its terms. For the avoidance of doubt, if this Agreement is terminated prior to the Effective Date, then the Original Purchase Agreement will remain effective pursuant to the terms thereof, without any modifications by this Agreement, and no party shall have any rights, obligations or liabilities pursuant to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Purchase Option Agreement as of the date first written above.

PURECYCLE:

Purecycle Technologies LLC

By:	/s/ Michael Otworth
Name: Michael Otworth
Title: Chief Executive Officer
Email: motworth@purecycletech.com
Address: 5950 Hazeltine National Drive, Suite 650 Orlando, FL 32822

PURCHASER:

Aptargroup, Inc.

By:	/s/ Daniel R. Ackerman
Name: Daniel R. Ackerman
Title: VP Corporate Controller
Email: dan.ackerman@aptar.com
Address: 275 Exchange Drive, Crystal Lake, IL 60014